Ex. 99. A4-3

Exhibit 24(b)(3)(g)

Administrative Services Agreement

February 14, 2003

VIA FEDERAL EXPRESS

Franklyn Wollett
Secretary
WRL Insurance Agency, Inc.
570 Carillon Parkway
St. Petersburg, FL 33716

Re:	Notice of Termination of Coordination and Supervisory Agreement dated March 15, 1996, as Amended

Dear Mr. Wollett:

Pursuant to Section 7(c) of the Coordination and Supervisory Agreement dated March 15, 1996, as amended (the “Agreement”), between WRL Insurance Agency, Inc. (“WRLIA”) and Janus Distributors LLC (“JDLLC”), this letter serves as our legal notice of termination of the Agreement. The effective date of such termination shall be as of the close of business on February 28, 2003. By signing below, WRLIA acknowledges and agrees to such termination date and agrees to waive any applicable notice requirement.

Please have the enclosed copy of this letter signed on behalf of WRLIA and return it to me as soon as possible. If you have any questions, please call me at 303-336-7995.

Sincerely,

/s/ Bonnie M. Howe

Assistant General Counsel and
Vice President

Acknowledged and Agreed to by		Janus Distributors LLC
WRL Insurance Agency, Inc.

By:	/s/ Franklyn J. Wollett	By:	/s/ Bonnie M. Howe

Name: Franklyn J. Wollett		Name: Bonnie M. Howe
Title: Vice President and Senior Counsel		Title: Vice President
Date: 2/27/2003		Date: 2/14/2003